Exhibit 10.1

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT

This Director and Officer Indemnification Agreement (this “Agreement”) is entered into as of [  ], 202_ (the “Effective Date”) by Etoiles Capital Group Co., Ltd, a Nevada corporation (the “Company”), and [  ] (“Indemnitee”).

The Company desires to obtain or retain Indemnitee’s service as a director or officer. Indemnitee desires enforceable protection against the costs and liabilities that may arise from that service. In consideration of Indemnitee’s service or continued service, and the mutual promises below, the parties agree as follows:

1.	Definitions

The following terms apply throughout this Agreement.

(a)	“Change in Control” means, after the Effective Date: (i) a person or group, other than the Company or a Company-sponsored employee benefit plan, acquires more than 50% of the combined voting power of the Company’s outstanding voting securities; (ii) a merger or similar transaction after which the holders of the Company’s voting securities immediately before the transaction hold 50% or less of the combined voting power of the surviving entity or its ultimate parent; (iii) the consummation of a sale of all or substantially all of the Company’s assets, other than to an entity controlled by the Company; or (iv) the directors who constituted the Board at the start of a 24-month period, together with directors whose election or nomination was approved by a majority of those continuing directors, cease to constitute a majority of the Board. A director designated by a person pursuing a transaction described in clause (i), (ii), or (iii) is not a continuing director for clause (iv).

(b)	“Corporate Status” means Indemnitee’s status as a current or former director or officer of the Company or, while serving in either capacity, Indemnitee’s service at the Company’s request as a director, officer, manager, employee, agent, fiduciary, trustee, or similar representative of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (an “Other Enterprise”). Service for a subsidiary or Company-sponsored employee benefit plan within the duties assigned to Indemnitee is deemed service at the Company’s request. Other service may be established by a Board resolution, a written request or authorization from an authorized Company officer, or other competent evidence of the Company’s request; no particular form of written request is required.

(c)	“Expenses” means reasonable attorneys’ fees and retainers, court and arbitration costs, expert and witness fees, transcript and investigation costs, travel and other disbursements actually and reasonably incurred in investigating, defending, preparing for, participating in, appealing, or responding to a Proceeding, including costs of a bond required for an appeal. Expenses include the costs of responding to a subpoena or discovery request and of enforcing rights under this Agreement. Expenses do not include a judgment, fine, penalty, excise tax, or amount paid in settlement; those items are addressed separately where this Agreement permits indemnification.

(d)	“Proceeding” means any threatened, pending, or completed action, suit, arbitration, mediation, inquiry, investigation (including an internal investigation), administrative or regulatory matter, or other proceeding, whether civil, criminal, administrative, investigative, formal, or informal, and any appeal, in which Indemnitee is involved or has received a subpoena, written request, notice, or other reasonable indication that Indemnitee may become involved as a party, witness, or other participant by reason of Corporate Status or an act or omission in that status. A Proceeding includes a claim brought by or in the right of the Company or an Other Enterprise. It may arise before, on, or after the Effective Date, whether or not Indemnitee continues to serve when a claim or Expense arises. An action by Indemnitee to enforce this Agreement is governed by Section 10.

(e)	“Disinterested Director” means a director who is not a party to the Proceeding for which indemnification is sought. “Independent Counsel” means a lawyer or law firm experienced in corporation law that has not represented the Company, Indemnitee, or another party to the Proceeding in a material matter during the preceding five years, other than a matter involving indemnification agreements, and that has no conflict under applicable professional rules.

2.	Indemnification

Subject to applicable law and Section 9, the Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by Nevada law as it exists on the Effective Date or is later amended to permit greater protection. The obligation includes the following:

(a)	Third-party proceedings. In a Proceeding other than one by or in the right of the Company or an Other Enterprise, the Company shall indemnify Indemnitee against Expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee if Indemnitee (i) is not liable under NRS 78.138 or (ii) acted in good faith and in a manner reasonably believed to be in or not opposed to the Company’s best interests and, in a criminal matter, had no reasonable cause to believe the conduct was unlawful. This subsection includes proceedings concerning service at an Other Enterprise to the extent permitted by law.

(b)	Proceedings by or in the right of the Company. In a Proceeding by or in the right of the Company, the Company shall indemnify Indemnitee against Expenses and amounts paid in settlement actually and reasonably incurred in defending or settling the Proceeding if Indemnitee (i) is not liable under NRS 78.138 or (ii) acted in good faith and in a manner reasonably believed to be in or not opposed to the Company’s best interests. The limitations in NRS 78.7502(2) on indemnification after an adjudication of liability to the Company or for a settlement payment to the Company apply; in those circumstances indemnification is available only to the extent a court of competent jurisdiction determines it proper. A claim by or in the right of an Other Enterprise is covered to the fullest extent permitted by applicable law, subject to any applicable restriction on indemnification of a claim by that enterprise.

(c)	Wholly or Partially Successful defense. To the extent Indemnitee succeeds on the merits or otherwise in defending a Proceeding, or a claim, issue, or matter in one, the Company shall indemnify Indemnitee against Expenses actually and reasonably incurred in that defense as required by NRS 78.751(1). A dismissal, with or without prejudice, is treated as a successful result for the dismissed claim, issue, or matter to the extent consistent with applicable law and the disposition of that matter. When Indemnitee succeeds on fewer than all matters, the Company shall pay the Expenses reasonably attributable to the successful matters; shared Expenses shall be allocated reasonably in light of the work performed and results obtained.

(d)	Witnesses and other participants. If Indemnitee is not a party but participates in a Proceeding because of Corporate Status, the Company shall pay Indemnitee’s related Expenses actually and reasonably incurred to the fullest extent permitted by law. This obligation includes responding to subpoenas, discovery, and requests for interviews.

(e)	Partial indemnification. If only part of an amount is indemnifiable, the Company shall pay the indemnifiable part. A claim’s inclusion of an unindemnifiable matter does not defeat protection for a separate covered matter.

3.	Mandatory Advancement of Expenses

The Company shall pay Expenses directly or advance them to Indemnitee as incurred to the extent not prohibited by law, before final disposition of a Proceeding, within 10 business days after receiving a written request, a statement reasonably evidencing the Expenses, and the undertaking described below. Requests may be made from time to time. Billing descriptions may be redacted to protect privilege or work product so long as the submission reasonably identifies the amount, nature, and covered Proceeding to which the Expenses relate. The Company may defer only the portion of a request that it disputes in good faith as not reasonable, not actually incurred, not related to a covered Proceeding, or prohibited by law, and shall promptly pay any undisputed portion. Neither a determination of ultimate entitlement to indemnification nor an evaluation of Indemnitee’s ability to repay is a condition to advancement.

Indemnitee undertakes to repay amounts advanced only if and to the extent a court of competent jurisdiction ultimately determines that Indemnitee is not entitled to indemnification for those amounts. The Company may also request a separate undertaking substantially in the form of Exhibit A, but delivery of another undertaking shall not delay payment if the signed Agreement and request have been received. The undertaking is unsecured, bears no interest, and requires no showing of financial ability. Upon a final nonappealable determination requiring repayment, Indemnitee shall repay the disallowed amounts within 30 days after written demand, unless the parties agree to another lawful schedule or a court orders otherwise. The Company may not condition advancement on using Company-selected counsel where Section 6 entitles Indemnitee to separate counsel. Advancement continues through final disposition and any appeal, subject to applicable law.

4.	Request and Determination of Indemnification

Indemnitee shall submit a written request with information reasonably available and reasonably necessary to determine entitlement and amount. Failure to give prompt notice shall not relieve the Company except to the extent it proves actual and material prejudice caused by the delay. The Company shall promptly notify its Board of the request. No determination of ultimate entitlement is required before final disposition of the underlying Proceeding; advancement remains governed by Section 3.

(a)	Where a specific-case determination is required for discretionary indemnification under NRS 78.7502(3), it shall be made by: (i) the stockholders; (ii) the Board, by a majority vote of a quorum of directors who were not parties to the Proceeding; or (iii) Independent Counsel in a written opinion if a majority of such a quorum so directs or such a quorum cannot be obtained. A contractual presumption or missed deadline does not replace a determination required by statute. The Company shall seek to complete any required determination promptly after final disposition and provide Indemnitee with the decision and its basis.

(b)	After a Change in Control, to the extent permitted by NRS 78.7502(3), the Company shall submit the determination to Independent Counsel. Where a nonparty director quorum exists, the Company shall seek that quorum’s authorization for Independent Counsel as the statute requires. If that authorization is not given, the determination shall proceed by another method permitted by the statute, without limiting Indemnitee’s right to judicial review. After a Change in Control, Indemnitee may select Independent Counsel, subject to the Company’s written objection within 10 business days solely on the ground that counsel does not meet Section 1(e). Before a Change in Control, the Company may select counsel, subject to the same limited objection by Indemnitee. Either party may ask a Nevada court to resolve a substantiated objection or appoint qualified counsel. The Company shall pay Independent Counsel’s reasonable fees and the reasonable costs of the selection process.

(c)	In a contractual determination, Indemnitee is presumed entitled to indemnification after Indemnitee makes a written request reasonably showing that the matter arose by reason of Corporate Status and that the requested amounts are of a type covered by this Agreement. A party seeking to defeat that entitlement bears the burden of persuasion by clear and convincing a preponderance of the evidence, to the extent that presumption and burden are consistent with applicable law. Neither a settlement, conviction, plea of nolo contendere, nor an adverse determination by the Company alone establishes that Indemnitee failed an applicable standard. Knowledge or conduct of another person is not imputed to Indemnitee solely by that person’s position. A decision to indemnify binds the Company, absent a material misstatement or omission in the request, newly discovered material information, or a legal prohibition. An adverse decision does not prejudice Indemnitee’s right to de novo judicial review.

(d)	The Company shall pay an amount determined to be due within 10 business days after the determination or, for mandatory indemnification for a successful defense, after receipt of a request reasonably establishing the successful result and amount. The Company shall pay reasonable costs of Indemnitee’s cooperation in the determination and shall not require disclosure of privileged information as a condition of payment.

5.	Notice and Insurance Claims

Indemnitee shall notify the Company in writing as soon as reasonably practicable after learning of a Proceeding for which protection may be sought. Delay has only the effect stated in Section 4. If a D&O policy may cover the matter, the Company shall give timely notice to its insurers, pursue available coverage in good faith, and provide Indemnitee with reasonably requested information about the policy and claim status, subject to confidentiality and privilege. The Company’s obligations under this Agreement do not await an insurer’s coverage decision or payment.

6.	Defense Counsel and Settlement

The Company may assume the defense of a third-party Proceeding by prompt written notice and retention of counsel reasonably acceptable to Indemnitee. After such assumption, the Company need not pay fees of additional counsel retained solely at Indemnitee’s preference, except as provided below. Indemnitee may participate through separate counsel at the Company’s expense if (i) the Company authorizes it; (ii) Indemnitee reasonably concludes, after consultation with counsel, that a conflict or materially different defense may exist and provides the Company with a reasonably detailed, nonprivileged explanation; (iii) the Company does not promptly retain appropriate counsel or diligently defend; or (iv) applicable law, a regulator, or the nature of the Proceeding makes joint representation inappropriate. The Company’s obligation to pay separate counsel is limited to reasonable fees and Expenses for work necessary to protect Indemnitee’s interests. The Company may not assume the defense of a claim brought by or in the right of the Company against Indemnitee or a claim as to which such a conflict exists without Indemnitee’s written consent.

The Company shall not settle a Proceeding on Indemnitee’s behalf without Indemnitee’s prior written consent if the settlement imposes an admission of wrongdoing, nonmonetary obligation, penalty, or unindemnified liability on Indemnitee, or fails to provide a full release of the claims against Indemnitee. The Company shall not settle a matter in which it and Indemnitee are jointly liable without a full release of Indemnitee or Indemnitee’s written consent. Indemnitee shall not settle a Proceeding for which Indemnitee seeks indemnification without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. Neither party shall unreasonably withhold consent where this Section requires it. This Section does not permit indemnification of a settlement prohibited by law.

7.	Contribution

To the extent lawful, where the Company and Indemnitee are jointly liable or would be jointly liable if both were joined, the Company shall pay in the first instance the amount of a covered judgment or settlement and shall not seek contribution from Indemnitee for an amount the Company must indemnify. If indemnification is unavailable in whole or part, the Company shall contribute to an amount paid or payable by Indemnitee to the extent permitted by law in a proportion fair and reasonable in light of the relative benefits, relative fault, and other relevant equitable considerations. The Company has no contribution obligation for any amount attributable to Indemnitee’s intentional misconduct, fraud, knowing violation of law, personal profit to which Indemnitee was not legally entitled, or settlement entered into without any Company consent required by Section 6. This Section does not create a right to recover an amount whose payment or reimbursement by the Company is prohibited by law.

8.	Insurance and Other Sources

The Company shall maintain D&O liability insurance with reputable insurers while Indemnitee serves and shall use commercially reasonable efforts to preserve coverage for prior acts after service ends, including by obtaining reasonably available runoff coverage upon a Change in Control. The Board may determine in good faith that coverage need not be obtained or maintained if it is not reasonably available, its premium is disproportionate to the coverage, or exclusions make the coverage materially insufficient. Any policy maintained by the Company shall cover Indemnitee to the maximum extent available to other persons serving in the same capacity, subject to its terms. The Company may not reduce Indemnitee’s contractual rights merely because insurance is unavailable, exhausted, disputed, or subject to a retention.

To the extent Indemnitee is entitled to indemnification or advancement from the Company and another person, the Company is the primary obligor as provided in NRS 78.751(4), unless an applicable agreement expressly provides otherwise. The Company shall not require Indemnitee first to seek payment from an Other Enterprise, insurer, or other source. The Company owes no duplicative payment to the extent Indemnitee has actually received payment for the same amount. Payments and subrogation shall be administered consistently with applicable insurance policies and other enforceable agreements, without impairing Indemnitee’s right to prompt payment from the Company.

9.	Limitations

The Company is not obligated to indemnify Indemnitee for: (i) an amount actually paid to or for Indemnitee by another source for the same liability or Expense; (ii) profits, short-swing profits, or other remuneration required to be disgorged under Section 16(b) of the Securities Exchange Act of 1934 or a comparable law, or otherwise determined by a final nonappealable adjudication to have been received by Indemnitee without legal entitlement; (iii) a claim voluntarily initiated by Indemnitee, other than a defense, counterclaim reasonably necessary to defend a covered Proceeding, an action to enforce indemnification or advancement rights, or a claim authorized by the Board; (iv) an amount paid in settlement to the Company, or for which Indemnitee is adjudged liable to the Company, except to the extent a court of competent jurisdiction determines that indemnification is proper under NRS 78.7502(2); or (v) an amount whose indemnification is prohibited by applicable law. The Section 16(b) exclusion does not independently exclude otherwise lawful defense Expenses. Nothing in this Agreement requires indemnification of a director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of appeals, to be liable for intentional misconduct, fraud, or a knowing violation of law material to the cause of action, contrary to NRS 78.751(3)(a). Nevada court-ordered indemnification and lawful advancement remain governed by their applicable statutory provisions. No provision purports to override applicable federal securities law or public policy.

10.	Enforcement

If the Company fails to advance Expenses when due, fails to make a required payment, makes an adverse determination, or contests this Agreement’s validity or application, Indemnitee may seek relief in a court of competent jurisdiction. There is no contractual 180-day deadline to bring the action; applicable law governs limitations. Review of an adverse Company determination is de novo, and the Company bears any burden allocated to it under this Agreement to the extent lawful. The Company shall advance Indemnitee’s reasonable Expenses of enforcing indemnification, advancement, or insurance rights within 10 business days of a request and undertaking under Section 3 if the enforcement claim is brought in good faith and is not frivolous, and shall indemnify those Expenses to the fullest extent permitted by law to the extent Indemnitee is successful on the merits or otherwise, or as a court orders. The Company may not seek or agree to an order barring Indemnitee’s contractual advancement rights without Indemnitee’s written consent.

Indemnitee may seek specific performance or injunctive relief for an unpaid advancement obligation, subject to the court’s equitable powers and applicable procedural requirements. No adverse determination by the Company is a defense to an action to enforce advancement before final disposition of the underlying Proceeding. The Company shall not argue that the lawful procedures and presumptions expressly agreed in this Agreement are nonbinding merely because it later disagrees with their result.

11.	Nonexclusivity and More Favorable Rights

This Agreement supplements, and does not diminish, rights under the Company’s articles of incorporation, bylaws, another agreement, a Board or stockholder action, insurance, or applicable law. Indemnitee may invoke the provision that provides greater lawful protection without recovering the same amount twice. If the Company later enters into a generally applicable indemnification agreement with another director or officer that contains a materially more favorable protection of the same type, Indemnitee may elect in writing to receive that protection, except for an individually negotiated financial arrangement or a right specific to that other person’s outside indemnitor. This Agreement does not guarantee continued employment or Board service.

12.	Duration and Successors

This Agreement covers acts and omissions within Corporate Status before, on, and after the Effective Date and survives the end of Indemnitee’s service for so long as Indemnitee may be subject to a covered Proceeding or an action to enforce this Agreement. The rights inure to Indemnitee’s heirs, executors, and legal representatives. The Company’s obligations bind its successors and assigns. Before a transaction transferring all or substantially all of its business or assets, the Company shall require the successor to assume this Agreement expressly in writing; a failure to obtain that assumption does not release the Company from its obligations.

13.	Security and Subrogation

The Board may approve a trust, letter of credit, or other lawful security for the Company’s obligations. Once given for Indemnitee’s benefit, security may not be revoked in a manner inconsistent with its governing terms or without Indemnitee’s written consent. No security or financial arrangement may provide protection for a person finally adjudged by a court of competent jurisdiction, after exhaustion of appeals, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to lawful advancement of Expenses or indemnification ordered by a court. Following payment, the Company is subrogated, to the extent of that payment, to Indemnitee’s rights of recovery against third parties, except to the extent a first-resort or other enforceable arrangement provides otherwise. Indemnitee shall reasonably cooperate at the Company’s expense; no cooperation requirement may delay advancement or require waiver of privilege.

14.	Severability and Changes in Law

If a provision is held invalid or unenforceable, it shall be limited only to the extent necessary, and the remainder shall remain effective. The parties intend lawful protection to the fullest extent Nevada law permits. A later change in law that permits greater protection shall apply to this Agreement to the extent lawful. A later restriction shall affect existing rights only to the extent the law requires. Neither a change in the Company’s governing documents nor a change in Board composition impairs rights arising from earlier acts or omissions. This Agreement may be amended or waived only in a writing signed by both parties; a waiver on one occasion is not a continuing waiver.

15.	Governing Law and Forum

Nevada law governs this Agreement, without regard to conflict-of-laws rules. Each party consents to personal jurisdiction in the state courts of Nevada and, where federal subject-matter jurisdiction exists, the United States District Court for the District of Nevada (such state and federal courts being referred to as a “Nevada Court”). Indemnitee may bring an enforcement action in any Nevada Court of competent jurisdiction where jurisdiction and venue are proper. The Company waives an objection to personal jurisdiction or inconvenient forum in a Nevada Court for a dispute under this Agreement. Nothing in this Section 15 creates federal jurisdiction where it does not otherwise exist.

16.	Notices

A notice under this Agreement must be in writing and delivered personally, by nationally recognized overnight courier, by certified mail, or by email with a nonautomated acknowledgment of receipt, to the addresses below or any later address designated by notice. Personal delivery is effective on receipt; overnight delivery on confirmed delivery; certified mail on delivery shown by the return receipt; and email on acknowledgment. A request for advancement may be sent by email to the Company’s General Counsel or Secretary at the address specified below, and the time for payment begins on actual receipt.

17.	Entire Agreement and Counterparts

This Agreement states the parties’ agreement on its subject matter and supersedes earlier indemnification agreements between them. It does not supersede more favorable rights preserved by Section 11. The Agreement may be signed in counterparts and by electronic signature, each of which is deemed an original.

SIGNATURES

The parties have executed this Agreement as of the Effective Date.

COMPANY: Etoiles Capital Group Co., Ltd

By:	_________________________________
Name:	_________________________________
Title:	Chief Executive Officer

Address:	Unit 03-04, 25/F, Cosco Tower,
183 Queen’s Road Central
Sheung Wan, Hong Kong

Email for notices and requests: _______________

INDEMNITEE: [  ]

Signature: ________________________________

Name: __________________________________

Address: _________________________________

Email for notices: __________________________

EXHIBIT A

FORM OF UNDERTAKING

To: Etoiles Capital Group Co., Ltd

Re: Director and Officer Indemnification Agreement dated [DATE], 202_

I request advancement of Expenses in connection with the following Proceeding or matter: [BRIEF DESCRIPTION]. The accompanying statement reasonably evidences the Expenses for which advancement is requested. I undertake to repay amounts advanced if and to the extent a court of competent jurisdiction ultimately determines that I am not entitled to indemnification for those amounts. This undertaking is unsecured, bears no interest, and is given without regard to my ability to repay. Capitalized terms have the meanings in the Agreement.

Requested amount: $_____________________

Date: ____________________    Signature: ______________________________